Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OPEN TEXT CORPORATION,

OPEN TEXT, INC.,

OASIS MERGER CORP.,

and

CAPTARIS, INC.

SEPTEMBER 3, 2008

i

(continued)

(continued)

(continued)

Section 9.18	Guarantee	53

Exhibit A Form of Articles of Merger
Exhibit B Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2008 (this “Agreement”), by and among CAPTARIS, INC., a Washington corporation (the “Company”), OPEN TEXT CORPORATION, a Canadian corporation (the “Guarantor”), OPEN TEXT, INC., an Illinois corporation and indirect wholly-owned subsidiary of the Guarantor, (“Parent”), and OASIS MERGER CORP., a Washington corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of Parent, Merger Sub, the Guarantor and the Company (in the case of the Company, acting upon the unanimous recommendation of the Special Committee) have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof contemplating or otherwise relating to the acquisition in one or more transactions of (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, including through a lease, license, sale, transfer or exchange.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Benefit Plans” means all (i) plans described in Section 3(3) of ERISA, (ii) nonqualified deferred compensation plans (as defined in Section 409A of the Code), and (iii) employment,

bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control, retention or other benefit plans, programs or arrangements, including those providing retirement, medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained, or contributed to, by law), currently maintained, or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of, or providing benefits as of the date hereof to, any current or former employees, independent contractors, officers or directors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any material liability.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Toronto, Canada are authorized or required by Law to be closed.

“Buyer Obligations” has the meaning set forth in Section 9.18(a).

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.4(c).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s Restated 2000 Non-Officer Employee Stock Compensation Plan and 2006 Equity Incentive Plan (formerly known as the 1989 Restated Stock Option Plan).

“Company Financial Statements” has the meaning set forth in Section 4.5(e).

“Company Material Adverse Effect” means any fact, change, event, factor, condition, circumstance, development or effect that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, condition

(financial or otherwise) or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect:

(a) changes generally affecting (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets;

(b) the negotiation, execution, announcement, or compliance with the terms of this Agreement (including, without limitation, the Company’s payment of professional fees and costs related to preparing the Proxy Statement and effecting the Merger);

(c) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events;

(d) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(e) any other action required by Law, expressly contemplated by this Agreement or taken at the request of or with the written consent of Parent or Merger Sub;

(f) any changes in Law or the interpretation thereof;

(g) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement;

(h) in and of itself, any decrease in the market price or trading volume of the Common Stock; or

(i) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts;

provided, that nothing in clauses (a) or (c) shall include any change, effect, event, occurrence or state of facts which disproportionately affects the Company and its Subsidiaries, taken as a whole; and provided further that the facts and circumstances giving rise to such changes in clauses (h) or (i) above not otherwise excluded in the other exceptions (a) through (g) of this definition may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect.

“Company Patents” means:

(i) any patent or application listed in Section 4.12(a) of the Company Disclosure Schedule;

(ii) any reissue, division, continuation, continuation in part, extension, or re- examination, or disclaimer, regardless of when the foregoing came into existence, of any patent or application listed in Section 4.12(a) of the Company Disclosure Schedule.

(iii) any patent or patent application, regardless of when it is filed, claiming priority from any patent or patent application listed in Section 4.12(a) of the Company Disclosure Schedule;

(iv) any patent or application claiming patentable subject matter, regardless of when it is filed, that is disclosed in any patent or patent application listed in Section 4.12(a) of the Company Disclosure Schedule;

(v) all rights to bring a legal action for infringement of the patents or patent applications listed in Section 4.12(a) of the Company Disclosure Schedule or any of the rights listed in the preceding paragraphs (i) through (iv) occurring prior to conveyance under this Agreement and the right to any damages resulting from such infringement; and

(vi) all confidential or proprietary information relating to any of the above.

“Company Recommendation” has the meaning set forth in Section 6.4(c).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Shareholders Meeting” has the meaning set forth in Section 6.8.

“Company Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.5(b).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, or encumbrance (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“Equity Award Consideration” means Option Consideration as defined in Section 3.4(a) and RSU Consideration as defined in Section 3.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity that, together with the Company or a Company Subsidiary, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 8.2(b).

“Guarantee” has the meaning in Section 9.18(a).

“GAAP” has the meaning set forth in Section 4.5(c).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Guarantor” has the meaning set forth in the Preamble.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means all worldwide rights in patents, patent applications, Company Patents, Technology, trademarks, service marks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), industrial designs, technology, software, mask works, trade secrets, know-how, technical documentation, inventions, devices, methods, processes, specifications, data, designs and other intellectual property and proprietary rights, including those under development, other than off-the-shelf computer programs, whether or not any of the foregoing are registered or on file with a governmental or quasi-governmental agency or registry.

“IRS” means the United States Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are known to, in the case of the Company, the chief executive officer, chief financial officer or the general counsel of the Company, or the managing director of Cougar Document Technologies GmbH, after reasonable inquiry, and in the case of the Guarantor, Parent or Merger Sub, P. Thomas Jenkins and John Shackelton, after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“License-In Agreements” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Option” has the meaning set forth in Section 3.4(a).

“Option Consideration” has the meaning set forth in Section 3.4(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any fact, change, event, factor, condition, circumstance, development or effect that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or (y) the business, assets, condition (financial or otherwise) or continuing operations of the Guarantor and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in the foregoing clause (y) in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Parent Material Adverse Effect:

(a) changes generally affecting (i) the industries and markets in which the Parent operates, (ii) the United States economy or (iii) the United States securities markets;

(b) the negotiation, execution, announcement, or compliance with the terms of this Agreement;

(c) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events;

(d) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(e) any other action required by Law, expressly contemplated by this Agreement or taken at the request of or with the written consent of the Company; or

(f) any changes in Law or, the interpretation thereof;

provided, that nothing in clauses (a) or (c) shall include any change, effect, event, occurrence or state of facts which disproportionately affects the Guarantor and its Subsidiaries, taken as a whole.

“Parent Plans” has the meaning set forth in Section 6.5(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” means (a) mechanic’s materialsmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar statutory liens that are not, individually or in the aggregate, material in nature or amount, (b) liens for Taxes or other governmental charges or assessments not yet due and payable or which are being contested in good faith, in appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other government imposed land use regulations, and (d) licenses granted pursuant to the Contracts listed in Section 4.8 of the Company Disclosure Schedule.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.8.

“Representatives” means officers, employees, counsel, investment bankers, accountants and other authorized representatives.

“Rights Agreement” means that certain Rights Agreement between AVT Corporation and Mellon Investor Services, LLC (as Rights Agent), dated as of January 24, 2001.

“RSU” has the meaning set forth in Section 3.4(b).

“RSU Consideration” has the meaning set forth in Section 3.4(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Vote” has the meaning set forth in Section 4.20.

“Special Committee” means the committee of the board of directors of the Company, comprised of independent members of the board of directors formed for the purpose of evaluating, and making a recommendation to the full board of directors with respect to, this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal by a third party that (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of the Company determines, in its reasonable, good faith judgment, after taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with its outside legal counsel and a nationally recognized financial advisor: (y) is more favorable, from a financial point of view, to Company’s shareholders than the terms of the Merger (taking into account any offer by the Parent to amend the terms of this Agreement,); and (z) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration, election, form or other information, document or filing filed with or submitted to, or required to be filed with or supplied to, any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Technology” means all works of authorship, including computer programs and computer software, completed or in the course of development or further development by or on behalf of the Company or any Company Subsidiary, including the computer software applications listed in Section 4.12 of the Company Disclosure Schedule, which includes all releases, versions, modifications, updates, improvements and accessions thereto, and all source code, executable code and other materials whether embodied in software, firmware, documentation, designs, methods, techniques, processes, files, industrial models, schematics, specifications, net lists, build lists, records, data or otherwise relating thereto and including all databases and documentation relating to the foregoing but excluding in all cases any and all software, technology, documentation or other material or Intellectual Property licensed by the Company or any Company Subsidiary from any third party.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.2(c).

“United States” means the United States of America.

“WARN” has the meaning set forth in Section 4.16(e).

“WBCA” means the Washington Business Corporation Act, as amended.

Section 1.2    Other Definitional Provisions; Interpretation.

    (a)     The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

    (b)     Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

    (c)     Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

    (d)     Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE 2

THE MERGER

Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the corporate existence of the Company shall continue unaffected by the Merger. As a result of the Merger, the Company shall be a wholly-owned subsidiary of Parent. The Merger shall, from and after the Effective Time, have the effects set forth in this Agreement, Section 23B.11.060 of the WBCA and other applicable law.

Section 2.2    Effective Time. Parent, Merger Sub and the Company shall cause articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article 7 hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4    Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit B, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Captaris, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.5    Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE 3

CONVERSION OF SHARES

Section 3.1    Conversion of Shares.

    (a)     At the Effective Time, each share of the Company’s common stock, $.01 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $4.80 in cash (the “Merger Consideration”) without any interest thereon.

    (b)     Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.01 par value per share, of the Surviving Corporation.

    (c)     Any shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (d)     At the Effective Time, each share of Common Stock shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, or payment pursuant to Section 3.3, as applicable, for each such share of Common Stock held by them.

    (e)     If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change. Nothing in this Section 3.1(e) shall be construed to permit an action subject to Section 6.1.

Section 3.2    Exchange of Certificates and Book-Entry Shares.

    (a)     At or prior to the Closing, Merger Sub shall deliver, in trust, to a paying agent reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, Options and RSUs at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares, and the aggregate Equity Award Consideration payable under Section 3.4 (such cash being hereinafter referred to as the “Consideration Fund”), to be paid pursuant to this Section 3.2. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and the aggregate Equity Award Consideration payable under Section 3.4, Merger Sub or Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

    (b)     Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article 3, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Options or RSUs which are being cancelled or exchanged pursuant to Section 3.4, a letter of notification notifying the holder that the Option or RSU is being cancelled as of the Effective Time in exchange for payment of the Equity Award Consideration, and the original Option or RSU shall have no further force or effect. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates or the Equity Award Consideration payable to Option holders and RSU holders under Section 3.4. If any Merger Consideration or Equity Award Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share, Certificate, Option or RSU surrendered or cancelled in exchange therefor is registered, it shall be a condition of such exchange that the Person in whose name the Book-Entry Share, Certificate, Option or RSU is registered shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration or Equity Award Consideration to a Person other than the registered holder of the Book-Entry Share, Certificate, Option or RSU surrendered or cancelled, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

    (c)     The Consideration Fund shall be invested by the Paying Agent as directed by Merger Sub, Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Merger Sub, Parent and the Surviving Corporation and shall be paid to Merger Sub, Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

    (d)     At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article 3, except as otherwise provided by Law.

    (e)     Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 3 with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

    (f)     Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article 3 with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

    (g)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article 3.

Section 3.3    Shares of Dissenting Shareholders.

    (a)     Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.

    (b)     If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in subsection (a) of Section 3.1.

Section 3.4    Treatment of Stock Awards.

    (a)     Company Options. Each option to purchase Common Stock (whether vested or unvested) (an “Option”) outstanding immediately prior to the Effective Time (whether under the Company Equity Plans or pursuant to an individual stock option agreement) shall be cancelled and the holder of such Option (if the Merger Consideration is greater than the exercise price per share of the Common Stock of such Option) will, in full settlement of such Option, be entitled to receive from Merger Sub an amount, in cash (the “Option Consideration”) equal to: (i) the Merger Consideration less the exercise price per share of such Option if the amount is positive; or (ii) zero dollars, if the value of the Merger Consideration minus the exercise price per share of the Common Stock is negative. The term “Aggregate Option Consideration” shall mean the sum of the Option Consideration of each Option. The Option Consideration may be subject to withholding of Taxes.

    (b)     Restricted Stock Units. Each restricted stock unit and restricted deferred stock unit providing for the issuance of Common Stock (whether vested or unvested and whether under the Company Equity Plans, the deferred compensation plans listed on Section 4.9(j) of the Company Disclosure Schedule, or pursuant to an individual agreement) (an “RSU”) outstanding immediately prior to the Effective Time shall be cancelled and the holder of such RSU will, in full settlement of such RSU, be entitled to receive from Merger Sub an amount, subject to any required withholding of Taxes, in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the maximum number of shares of Common Stock subject to such RSU (such product, the “RSU Consideration”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 4.1    Organization. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and each Company Subsidiary is a business entity duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of its articles of incorporation and bylaws, as currently in effect, and is not in violation of any provision of such articles of incorporation or bylaws. The Company has made available to Parent a copy of the organizational and operating documents of each Company Subsidiary material to the Company’s business (including, without limitation, Cougar Document Technologies GmbH), as currently in effect, and no Company Subsidiary material to the Company’s business (including, without limitation, Cougar Document Technologies GmbH) is in violation of any provision of its organizational and operating documents.

Section 4.2    Capitalization.

    (a)     The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock, $.01 par value, 26,471,334 of which are issued and outstanding as of the date of this Agreement and (ii) 4,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. To the knowledge of the Company, all issuances and purchases by the Company of the capital stock of the Company have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid. As of the date hereof, other than pursuant to the Company Equity Plans or as listed on Section 4.2(a) of the Company Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements, equity plans or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. As of the date of this Agreement: (i) 4,899,280 shares of Common Stock are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans (with an Aggregate Option Consideration of $1,841,574.80; (ii) 371,125.91 shares of Common Stock are subject to issuance pursuant to RSUs granted and outstanding under the Company Equity Plans; and (iii) except as set forth in (i) and (ii) of this sentence, no other Options, RSUs or other exercise, conversion, or equity rights have been granted or are outstanding. Except as otherwise set forth in Section 4.2(a) of the Company Disclosure Schedule, since June 30, 2008, the Company has not issued any options to purchase Common Stock or any RSUs or other exercise, conversion, or equity rights. The Company has made available to the Parent accurate and complete copies of the Company Equity Plans and the forms of all stock option and RSU agreements evidencing any such awards granted thereunder.

    (b)     Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Subsidiaries, including the jurisdiction of organization and ownership of each such Company Subsidiary. Except as otherwise set forth on Section 4.2(b) of the Company Disclosure Schedule, no Person, other than the Company or a Company Subsidiary, has any ownership interest in any Company Subsidiary. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other Encumbrances other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States.

    (c)     Except as disclosed in Section 4.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Company Subsidiary. No such interest or investment disclosed on Section 4.2(c) of the Company Disclosure Schedule would cause such entity to be treated as a single employer with the Company under Section 414 of the Code or Section 4001.3 of ERISA.

Section 4.3    Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Vote, to consummate the transactions contemplated hereby. The Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders and has unanimously recommended that the full board of directors of the Company approve this Agreement and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors (acting upon the unanimous recommendation of the Special Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Shareholder Vote, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4    Consents and Approvals; No Violations. Except as disclosed in Section 4.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to the Shareholder Vote, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) result in a violation, breach or termination of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) subject to compliance with the laws described in Section 4.4(iv), violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) Nasdaq rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (2) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged (other than the Company’s business).

Section 4.5    SEC Reports; Financial Statements.

    (a)     Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the Company has filed timely all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2004 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”), and such Company SEC Reports materially complied with the applicable requirements of the Securities Act and Exchange Act. The Company has disclosed to Parent any unresolved comments received from the SEC.

    (b)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Reports are accurate and complete and comply as to form and content with all applicable Laws.

    (c)     The Company maintains a system of internal controls and procedures over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to ensure (i) that the Company and each of its Subsidiaries material to the Company’s business maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that material transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”), (iii) that material receipts and expenditures are executed only in accordance with authorizations of management and the board of directors of the Company and each of its Subsidiaries material to the Company’s business and (iv) timely detection of the unauthorized acquisition, use or disposition of the Company’s and each of its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements.

    (d)     Except as set forth on Section 4.5(d) of the Company Disclosure Schedule, the Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Market, and the Company has not received any notice from the NASDAQ Global Market asserting any non-compliance with such rules and regulations.

    (e)     Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

    (f)     Except as set forth in Section 4.5(f) of the Company Disclosure Schedule, the Company has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

    (g)     Since December 31, 2003, the Company has not engaged in any securitization transactions and has no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

Section 4.6    Absence of Changes. Except as set forth on Section 4.6 of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has:

    (a)     suffered any Company Material Adverse Effect or any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any of its Subsidiaries (whether or not covered by insurance);

    (b)     (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

    (c)     sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (other than pursuant to the Company Equity Plans); (ii) any option, warrant or right to acquire any capital stock or any other security (other than pursuant to the Company Equity Plans); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    (d)     amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Company Equity Plan; (ii) any restricted stock purchase agreement; or (iii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

    (e)     amended the articles of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries, or effected or been a party to any plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, business combination, recapitalization, restructuring, reclassification of shares, stock split, reverse stock split or similar transaction or action;

    (f)     formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

    (g)     (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $250,000;

    (h)     other than in the ordinary course of business: (i) caused or permitted any Company Equity Plan to be amended, other than as required by law; or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

    (i)     changed any of its methods of accounting or accounting practices, except as required or prescribed by GAAP, or made any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of material Taxes, entered into any closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

    (j)     entered into, amended or terminated any Material Contract, or acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the ordinary course of business;

    (k)     to the knowledge of the Company, suffered or experienced an event of fraud or willful misconduct;

    (l)     effected or entered into any (i) material change in pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees, (ii) agreement by the Company or any of its Subsidiaries to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

    (m)     licensed, sold, transferred, pledged, encumbered, modified, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the ordinary course of business;

    (n)     pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance; or

    (o)     negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above (other than negotiations between the Parties to enter into this Agreement).

Section 4.7    No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business by the Company and its Subsidiaries since the date of the Company Unaudited Balance Sheet, (b) liabilities and obligations identified as such on the Company Unaudited Balance Sheet, (c) liabilities and obligations incurred for professional fees to third-party advisers and change of control amounts payable pursuant to Material Contracts, all incurred in connection with the Merger, and (d) liabilities and obligations set forth on Section 4.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, including, without limitation, any liabilities or obligations pursuant to any pension or other employee benefit plan of the Company or its Subsidiaries, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports. Except as set forth on Section 4.7 of the Company Disclosure Schedule, the Company and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

Section 4.8    Material Contracts.

    (a)     All of the following Contracts (the “Material Contracts”) are listed in Section 4.8 of the Company Disclosure Schedule:

  (i) any commission or sales agreement with an employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of its Subsidiaries, except for those agreements entered into in the ordinary course of business;

  (ii) any fidelity or surety bond or completion bond;

  (iii) any lease of personal property having aggregate outstanding ongoing obligations of the Company or any of its Subsidiaries in excess of $500,000;

    (iv) other than standard customer contracts previously provided to Parent or that contain indemnification or guaranty provisions in favor of any person that do not impose any obligation or liability (contingent or otherwise) on the Company or any of its Subsidiaries greater than those contained in contracts previously provided to Parent, any agreement of indemnification or guaranty to any person;

    (v) any agreement containing any covenant materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or in any geographic territory or to compete with any person, or which grants to any person any exclusivity to any geographic territory, any customer, or any product or service;

    (vi) any agreement relating to capital expenditures and involving future payments in excess of $150,000, or purchase orders (including for services) involving future payments in excess of $250,000;

    (vii) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of business or any agreement relating to the acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

    (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit (other than security agreements for office or similar equipment where the value of the assets secured does not exceed $300,000);

    (ix) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement, joint venture, partnership, strategic alliance or agreement involving the sharing of profits, losses, costs or liabilities with any person or any development, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service of the Company or any of its Subsidiaries or the products or services of any other person that involved payments by the Company and its Subsidiaries of $250,000 or more in the 12 month period ended June 30, 2008;

    (x) any material liability of the Company or any of its Subsidiaries pursuant to a customer contract or reseller agreement that does not limit the liability of the Company or any of its Subsidiaries to the amount of the total fees paid to the Company or any of its Subsidiaries under such contract;

    (xi) any material commitment to any customer of the Company or any of its Subsidiaries or other person to develop or customize any product or service, or to customize or develop any third-party product, service or platform, in either case without compensation in an amount in excess of the cost to the Company or any of its Subsidiaries to perform such commitment, excluding contracts for hardware sold by the Company;

    (xii) any agreement pursuant to which the Company or any of its Subsidiaries agreed to provide “most favored nation” pricing or other terms and conditions to any person with respect to the sale, distribution, license or support of any products or services;

    (xiii) except as disclosed in clauses (i) through (xii) above, any agreement that involved payments or receipts of more than $350,000 in the 12 month period ended December 31, 2007 or that the Company expects to involve payments or receipts of $350,000 or more; and

    (xiv) any agreement, the termination or loss of which would have a Company Material Adverse Effect.

    (b)     Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice, nor does it have knowledge, of (i) any violation or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under), or of any cancellation, termination or indication of intent to no longer perform under, any Material Contract to which it is a party or by which it or any of its properties or assets is bound, or (ii) any indication from any of its customers or resellers that any such customer or reseller no longer intends to conduct business with the Company, except in each case for such violations, defaults, conditions or terminations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9    Benefit Plans; ERISA.

    (a)     Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all (i) employment or bonus related arrangements that provide for base salary and/or bonus, incentive or other compensation to individuals in excess of $250,000 per annum, and (ii) pension, profit sharing, deferred compensation, severance, termination pay, change in control or retention related Benefit Plans or arrangements.

    (b)     Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company has delivered to the Parent correct and complete copies of each Benefit Plan (as currently in effect), and with respect to each such Benefit Plan (if applicable thereto) (i) any associated trust, custodial, insurance, or service agreements (as currently in effect), (ii) the most recent annual report, actuarial report, or summary plan description submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder, and (iii) the most recently received IRS determination letter and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such communications, reports, or disclosures at the time made, accurately reflected the terms and operations of the Benefit Plan.

    (c)     Each Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Benefit Plan and with all requirements of applicable

Law, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred and no condition exists with respect to any Benefit Plan that would subject the Company, any Company Subsidiary, the Surviving Corporation, or Parent, either directly or by reason of its affiliation with the Company or any ERISA Affiliate, to any excise tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS. To the knowledge of the Company, nothing has occurred to each such Benefit Plan that has resulted or is likely to result in the revocation of such determination as to such Benefit Plan.

    (d)     No Benefit Plan is or, at any time during the last six (6) years, was (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan, multiple employer welfare arrangement, voluntary employees’ beneficiary association or a multiemployer plan within the meaning of ERISA and the Code, (iii) required by its terms to provide employee welfare benefits (within the meaning of Section 3(1) of ERISA), including health and life insurance, to current or future retired or terminated employees, independent contractors, directors, or their spouses or dependents (other than in accordance with applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA), (iv) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or (v) a nonconforming group health plan (as defined in Section 5000(c) of the Code).

    (e)     There is no pending or, to the knowledge of the Company, threatened legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Benefit Plan, or to the best of the Company’s and its Subsidiaries’ knowledge, any fiduciary or service provider thereof in connection therewith, which, if decided adversely to the Company or any of its Subsidiaries, would have a Company Material Adverse Effect.

    (f)     The Company and its Subsidiaries have not undertaken to maintain any Benefit Plan for any period of time and each such Benefit Plan is terminable at the sole discretion of the Company (or its successor), subject only to such constraints as may be imposed by applicable Law or the specific terms of such Benefit Plan. The Company and its Subsidiaries have not announced their intention to adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan or undertaken (whether or not legally bound) to modify or terminate any such plan (except to the extent necessary to comply with applicable Law or to cause a Benefit Plan to reflect applicable Law).

    (g)     Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the contemplated transactions (whether alone or in conjunction with any other event) will not (i) require the Company, any ERISA Affiliate, the Surviving Corporation, the Parent, or any Benefit Plan to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan, (ii) create or give rise to any additional vested rights or service credits, or require any benefit to be funded or annuitized, under any Benefit Plan, (iii) result in any forfeiture, reduction or diminution of all or a portion of the accrued benefits or account balance of any participant in a Benefit Plan, (iv) result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any current or former director, officer or employee of, or consultant to, the Company or any Company Subsidiary, or (v) result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Benefit Plan or restriction imposed on any asset held in connection with a Benefit Plan or otherwise.

    (h)     No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

    (i)     Full payment has been made of all amounts which the Company or any ERISA Affiliate was required under the terms of the Benefit Plans to have paid as contributions (including all employer contributions and employee salary reduction contributions), premium payments or other payments to such Benefit Plans within the time period prescribed by ERISA and all such contributions for any period ending on or before the Effective Time which are not yet due have been made to each such Benefit Plan or included in the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Company SEC Reports (or, if the Subsidiary maintaining, contributing to or bound by the Benefit Plan is not a consolidated Subsidiary, on the books of the relevant Subsidiary.)

    (j)     Except as provided in Section 4.9(j) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a party to any arrangement, oral or written, (i) the amounts payable from which would fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code, or (ii) that would provide a gross-up to any employee or independent contractor for the cost of taxes or penalties imposed on such person. With respect to any nonqualified deferred compensation plan listed on Section 4.9(j) of the Company Disclosure Schedule, (a) no such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code, and (b) the Company has complied in good faith with all requirements of Section 409A of the Code, to the extent applicable thereto.

    (k)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Entity or subject to the Laws of a jurisdiction outside of the United States that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities.

    (l)     No equity awards, other than the Options and RSUs listed on Section 4.9(l) of the Company Disclosure Schedule are currently outstanding, whether under the Company Equity Plans, under other equity plans sponsored by the Company, or pursuant to individual grants.

    (m)     Except as set forth on Section 4.9(m) of the Company Disclosure Schedule, since June 30, 2008, neither the Company nor any Company Subsidiary has granted any increase in the compensation (in any form) of its directors, officers or employees, entered into any new employment or severance protection agreement with any such director, officer or employee, or increased any benefits payable under its current severance, change of control or termination pay policies, except in the ordinary course of business, consistent with past practice.

Section 4.10    Legal Proceedings, Orders.

      (a)     Except as set forth on Section 4.10 of the Company Disclosure Schedule, (i) there is no pending Legal Proceeding, and to the knowledge of the Company no Person has threatened to commence any Legal Proceeding that involves the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no event has occurred and there has been no communication that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any material Legal Proceeding.

      (b)     There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject.

Section 4.11    Compliance with Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12    Intellectual Property.

      (a)     Section 4.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications and Company Patents existing as of the Effective Time, (ii) trademarks and service marks, trade dress rights and trade names (whether or not the foregoing are the subject of a pending trademark application or issued registration) including logos, slogans, tag lines and uniform resource locators, Internet domain names, and Internet domain name applications, and (iii) copyright registrations and applications for registration thereof, and material unregistered copyrights in each case that are owned by the Company or any of its Subsidiaries. Other than Intellectual Property that is licensed from third parties and identified as such in Section 4.12(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary owns all right, title and interest in and to the Intellectual Property used or currently under development for future use in the business of the Company free and clear of all Encumbrances and there is no other Intellectual Property used or currently under development for future use in the business of the Company that is not owned by the Company or a Company Subsidiary and set forth in Section 4.12(a) of the Company Disclosure Schedule. The registrations and applications in the Company Patents set out in Section 4.12(a) of the Company Disclosure Schedule comprise all of the related and counterpart registrations and applications to the Company Patents that are in existence as of the Effective Time. To the knowledge of the Company, there exist no other patents, patent applications, registrations, reissues, divisions, continuations, continuations-in-part, revisions, re-examinations or extensions, anywhere in the world, that take priority, directly or indirectly, from any of the Company Patents or part thereof. With respect to each item of Intellectual Property used or currently under development for future use in the business of the Company, including those items required to be identified in Section 4.12(a) of the Company Disclosure Schedule, (i) except for items which are licensed from third parties or in the public domain, as specifically identified in Section 4.12(a)(i) of the Company Disclosure Schedule, the Company or one of its Subsidiaries own all right, title, and interest in and to such item, free and clear of any lien other than Permitted Liens; (ii) except for office actions identified and described in Section 4.12(a)(ii) of the Company Disclosure Schedule and disclosed to Parent, such item is not subject to any outstanding injunction, judgment, order, finding of full or partial invalidity or unenforceability or any other adverse ruling or determination of any Governmental Entity which the Company has received written notice and to the knowledge of Company, there exists no basis for any of the foregoing in the future; (iii) no lawsuit of which the Company has received written notice is pending or, to the knowledge of the Company, is threatened that challenges the validity or enforceability of such item in whole or in part and (iv) any registration or application regarding the Intellectual Property owned by the Company or a Company Subsidiary in existence as of the Effective Time, has been maintained with the applicable government authorities and is still listed with such authorities as subsisting in good standing and as being in full force and effect and in the name of the Company or a Company Subsidiary and excluding applications and registrations that have been abandoned or withdrawn in the reasonable business judgment of the Company or a Company Subsidiary as set forth in Section 4.12(a)(iv) of the Company Disclosure Schedule, no such existing application or registration for a patent has been rejected, suspended or subject to an office action or similar act by the applicable government authority.

    (b)     Section 4.12(b) of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party, or licenses to a third-party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, as presently conducted, except for off-the-shelf software programs and other readily available commercial software that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). Neither the Company nor any of its Subsidiaries is in material default of any such License-In Agreement, and no event has occurred that constitutes a material default thereunder, except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect. To the knowledge of the Company each License-In Agreement is valid, binding, and in full force and effect.

    (c)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse effect, the Company and its Subsidiaries own or have the right to use, without payments to any other Person other than payments described in any agreement disclosed to the Parent, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. The Company and its Subsidiaries have taken commercially reasonable actions required to maintain the validity and enforceability of each item of Intellectual Property that they own or use, except where the failure to take such actions would not reasonably be expected to have a Company Material Adverse Effect.

    (d)     To the knowledge of the Company, the operation of the business of the Company or any of its Subsidiaries as and where presently conducted does not infringe or misappropriate any Intellectual Property rights of third parties, including, without limitation those patents listed on Section 4.12(d) of the Company Disclosure Schedule and neither the Company nor any of its Subsidiaries has received any notice alleging any such infringement or misappropriation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), except as identified in Section 4.12(d) of the Company Disclosure Schedule. To the knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries except as identified and described in Section 4.12(d) of the Company Disclosure Schedule.

    (e)     Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, to the knowledge of the Company, as of the Effective Time, no former or current shareholder, employee, consultant, contractor, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any material interest in any material Intellectual Property used or under development and to be used in the business of the Company and its Subsidiaries.

    (f)     Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract requiring that it pay any future royalties or other payments in order to use, sell, license or dispose of the Intellectual Property. Except as disclosed to employees and consultants to the Company and the Subsidiaries who have signed agreements described in Section 4.12(f) of the Company Disclosure Schedule: (i) all copies of any software forming a part of the Technology, and to the knowledge of the Company, all copies of any software forming a part of the Technology, have been distributed solely in object code with an indication of the name of the Company or applicable Subsidiary; (ii) each copy of the Technology and, to the knowledge of the Company, each copy of the Technology provided by the Company or applicable Subsidiary to any third party (including end users or resellers) was provided under a license agreement or reseller agreement and to the extent that such third parties continue to be in possession of the applicable Technology, they continue to be bound under their applicable obligations under such licenses or agreements. Except pursuant to Contracts disclosed in this Agreement or as disclosed in Section 4.12(f) of the Company Disclosure Schedule, to the knowledge of the Company, material portions of the source code for the Technology have not been delivered or made available to any Person, neither the Company nor any Company Subsidiary have agreed to or undertaken to or in any way promised to provide such source code to any third Person, and such source code is currently stored on the premises of the Company or a Company Subsidiary.

    (g)     To the knowledge of the Company, the Technology functions materially in accordance with the applicable specifications and documentation therefore. All material source code for the Technology is written entirely in the programming environments specified in Section 4.12(g) of the Company Disclosure Schedule, and is reasonably sufficiently documented in the source code to enable a software developer reasonably skilled in such environments to understand and compile using commercially available software and to provide technical support for the Technology upon completion of a training course of the Company.

      (h)     Except as otherwise set forth in Section 4.12(h) of the Company Disclosure Schedule, to the knowledge of the Company, no software that is material Intellectual Property owned by the Company or any of its Subsidiaries and included in the Technology contains, or is derived from, or is distributed with any open source software that is licensed under any terms that impose a requirement that such Intellectual Property owned by the Company or its Subsidiaries (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge.

      (i)     Except as specified in Section 4.12(i) of the Company Disclosure Schedule, the Technology, to the knowledge of the Company, does not contain any encryption, enciphering or other similar technology or perform any encryption function without the use of other third party software which is not part of, bundled with or included in the Technology.

      (j)     Except as specified in Section 4.12(j) of the Company Disclosure Schedule, the Technology, to the knowledge of the Company, does not contain any disabling mechanism or protection feature designed to prevent its use or computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any portion of such Technology or any computer system on which any of such Technology is installed or in connection with which such Technology may operate.

Section 4.13    Taxes.

      (a)     Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and each material Company Subsidiary have timely filed all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete and have been prepared in material compliance with all applicable Laws. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company and each Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (b)     Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all Taxes due and owing by the Company and each material Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The Company Unaudited Balance Sheet reflects an adequate reserve under GAAP for Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on the date of the Company Unaudited Balance Sheet. Since the date of the Company Unaudited Balance Sheet, neither the Company nor any material Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

      (c)     The Company and each material Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (d)     There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company and each Company Subsidiary.

    (e)     Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review related to Tax matters, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment with respect to Taxes of the Company and each Company Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company or any Company Subsidiary has been filed or executed with any Governmental Entity. The Company has delivered or made available to Parent complete and accurate copies of all Tax Returns of the Company and each Company Subsidiary (and predecessors of each) for the years ended December 31, 2005, 2006 and 2007 (if filed), and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary since December 31, 2004. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

    (f)     The Company (and each Company Subsidiary) (i) has not agreed, nor is the Company or any Company Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, nor is the Company or any Company Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

    (g)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent will not be required to deduct or withhold any consideration or amount paid to shareholders pursuant to Section 1445(a) of the Code in connection with the Merger.

    (h)     Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements and customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business).

    (i)     Except as set forth in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than under customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business.

    (j)     Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

    (k)     Except as set forth in Section 4.13(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will, as a result of the transactions contemplated herein, make or become obligated to make any excess parachute payment as defined in Section 280G of the Code.

    (l)     Neither the Company nor any Company Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

    (m)     No foreign Company Subsidiary is a “passive foreign investment company,” as defined in Section 1297 of the Code.

    (n)     Except as set forth in Section 4.13(n) of the Company Disclosure Schedule, no foreign Company Subsidiary owns or has ever owned any property or obligations which would be treated as an investment in United States property for purposes of Section 956 of the Code, except as reported on any applicable Tax Returns.

    (o)     Section 4.13(o) of the Company Disclosure Schedule sets forth the United States federal income Tax classification of each foreign Company Subsidiary and, if applicable, the date on which IRS Form 8832 was filed with respect to such foreign Company Subsidiary.

    (p)     Except as set forth in Section 4.13(p) of the Company Disclosure Schedule, each foreign Company Subsidiary is registered for VAT in its jurisdiction of incorporation (except those foreign Subsidiaries of the Company incorporated in jurisdictions where VAT is not imposed) and each has complied with all statutory provisions, rules, regulations, orders and directions in respect thereof, in all material respects, and has never been subject to any material interest, forfeiture, surcharge or penalty and none is a member of a group or consolidation with any other company for the purposes of VAT.

    (q)     Each foreign Company Subsidiary is resident for Tax purposes only in its jurisdiction of incorporation and has never carried on any trade, business or other activity outside its country of incorporation which trade, business or activity qualified as a taxable presence in any other country than its country of incorporation on the basis of local Tax legislation of the other country and the applicable Tax treaty, if any, for the avoidance of double taxation between the country of incorporation and the other country.

Section 4.14    Tangible Assets. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and/or one or more of its Subsidiaries have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, free and clear of all Encumbrances other than Permitted Liens, all of the real properties, equipment and other tangible assets used in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.15    Environmental.

      (a)     To the knowledge of the Company, each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b)     Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Company Subsidiary.

      (c)     To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials by the Company or Subsidiaries that require a Cleanup.

Section 4.16    Labor Matters.

      (a)     Except as provided in Section 4.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company or any Company Subsidiary, there is no current union representation question involving employees of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no strike, lockout or dispute, slowdown or work stoppage pending or, to the knowledge of the Company or any Company Subsidiary, threatened against or involving the Company or any Company Subsidiary.

      (b)     There is no material unfair labor practice, employment discrimination or other material grievance, arbitration, claim, suit, action, proceeding or employment-related complaint against the Company or any Company Subsidiary pending, or to the knowledge of the Company or any Company Subsidiary, threatened against or affecting the Company or any Company Subsidiary before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator.

      (c)     There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary pursuant to their respective charters or by-laws or as provided in the indemnification agreements listed in Section 4.16(c) of the Company Disclosure Schedule.

      (d)     The Company and each Company Subsidiary are in material compliance with any and all Laws in any relevant jurisdiction, including common law, all applicable foreign, federal, state and local laws with respect to employment practices, labor relations, safety and health regulations and mass layoffs and plant closings.

      (e)     The Company and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”), and any similar state law, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Effective Time. The Company and each of its Subsidiaries have not given, and have not been required to give, any notice under WARN within 90 days prior to the date hereof.

Section 4.17    Insurance Policies. Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list and description of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Company and each of its Subsidiaries are in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth on Section 4.17 of the Company Disclosure Schedule, during the term of such policies, as extended or renewed. The Company has made available to the Parent true, correct and complete copies of each of the policies listed on Section 4.17 of the Company Disclosure Schedule.

Section 4.18    Books and Records. The financial books, records and accounts of the Company and Company Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The corporate records and minute books of the Company and Company Subsidiaries material to the Company’s business have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects.

Section 4.19    Takeover Statute; Rights Agreement; No Restrictions on the Merger. The Board of Directors of the Company and each Company Subsidiary have taken all necessary action to render any potentially applicable “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or similar statute, regulation or provision of the articles of incorporation and the bylaws, or other organizational or constitutive document or governing instrument of the Company or any Company Subsidiary, inapplicable to this Agreement and the transactions contemplated by this Agreement, including all necessary action to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, and (b) ensure that none of Parent, Merger Sub or any Subsidiary of either of them is an acquiring person pursuant to the Rights Agreement as a result of this Agreement or the transactions contemplated hereby, and the rights are not otherwise caused to become or otherwise able to be made exercisable by the holders thereof by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than the Rights Agreement, the Company is not a party to any Contract limiting or otherwise restricting the Company’s ability to engage in the Merger.

Section 4.20    Votes Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Shareholder Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve the Agreement and Merger, and the transactions contemplated herein or in connection therewith.

Section 4.21    Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.22    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Credit Suisse and RBC Capital Markets Corporation, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The fees and expenses owing to and arising from the agreements with Credit Suisse and RBC Capital Markets Corporation are set forth in Section 4.22 of the Company Disclosure Schedule.

Section 4.23    Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of its financial advisor RBC Capital Markets dated September 3, 2008 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. A copy of such opinion has been furnished, for informational purposes, to Parent. It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1    Organization. Each of Parent, Merger Sub and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and the Guarantor is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent, Merger Sub and the Guarantor, as currently in effect, and none of Parent, Merger Sub and the Guarantor are in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Sub and the Guarantor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, Merger Sub and the Guarantor of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent, Merger Sub and the Guarantor, and no other action on the part of Parent, Merger Sub and the Guarantor is necessary to authorize the execution and delivery by Parent, Merger Sub and the Guarantor of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Merger Sub and the Guarantor and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent, Merger Sub, and the Guarantor enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the laws described in Section 5.3(iv), violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the

WBCA, (B) requirements under other state corporation Laws or under Canadian Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4    Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of Parent, Merger Sub or the Guarantor, threatened, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5    Acquiring Person. None of Parent, Merger Sub, or the Guarantor or their respective Affiliates are or ever have been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA) and have not taken any action that would cause any anti-takeover statute under the WBCA to apply to the transactions contemplated hereby.

Section 5.6    Ownership of Common Stock. None of Parent, Merger Sub or the Guarantor owns, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 5.7    Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the Guarantor nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Guarantor or any of its Subsidiaries or any of their respective assets and properties.

Section 5.8    Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.9    Proxy Statement. None of the information supplied by Parent, Merger Sub or the Guarantor for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent, Merger Sub or the Guarantor.

Section 5.11    Sufficient Funds. (a) Merger Sub will have, as of the Closing, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration, Option Consideration and RSU Consideration, and (b)

Merger Sub and/or Parent have, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due all of their fees and expenses related to the transactions contemplated by this Agreement.

Section 5.12    Solvency. None of Parent, Merger Sub or the Guarantor is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the Merger Consideration, the repayment or refinancing of any existing indebtedness and all related fees and expenses, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE 6

COVENANTS

Section 6.1    Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization, (ii) maintain appropriate staffing levels consistent with past practice and (iii) preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

    (a)     amend its articles of incorporation or bylaws (or equivalent organizational documents);

    (b)     except for issuance of Common Stock upon the exercise of Options or the vesting of RSUs, in each case outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other Encumbrance of (i) any shares of capital stock of any class or series or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

    (c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

    (d)     split, combine, subdivide, reclassify, recapitalize, exchange, readjust or otherwise alter any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

    (e)     adopt a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

    (f)     other than in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, pursuant to the current Credit Agreement with Wells Fargo Foothill, LLC), acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and/or its Subsidiaries, taken individually or as a whole;

    (g)     other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Company Subsidiary;

    (h)     waive, release, grant or transfer any rights of material value;

    (i)     make or commit to make any capital expenditures that are, in the aggregate, in excess of $300,000;

    (j)     take any action that would cause any of the representations or warranties set forth in Article 4 to be materially inaccurate as of the Effective Time;

    (k)     enter into, terminate or modify any Material Contract outside the ordinary course of business consistent with past practice;

    (l)     hire any employee, except for the replacement of any current employee whose employment with the Company or a Company Subsidiary is terminated or who resigns for any reason, provided that such replacement employee’s annual aggregate compensation does not exceed $55,000;

    (m)     grant any increases in the compensation (in any form) of its directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees, or increase any benefits payable under its current severance, change of control or termination pay policies;

    (n)     terminate, amend or otherwise modify any Benefit Plans;

    (o)     change any of the accounting methods used by the Company or its Subsidiaries unless required by GAAP or applicable Law or make any Tax election inconsistent with past practice;

    (p)     settle or compromise any Legal Proceeding (i) existing as of the date hereof, (ii) resulting from or in connection with the Merger, or (iii) arising after the date hereof, including without limitation as may be brought by Company shareholders;

    (q)     enter into any hedge, swap or other derivative transaction; or

    (r)     enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

Section 6.2    Notice of Events. The Company shall provide Parent with prompt written notice of any event, condition, fact or circumstance that occurred or existed prior to the date of this Agreement, or that occurs, arises or exists after the date of this Agreement (i) that constitutes or could reasonably be expected to constitute a Company Material Adverse Effect or (ii) that causes or could reasonably be expected to cause a material inaccuracy in any representation or warranty made by the Company in this Agreement. No notification given pursuant to this section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in this Agreement or, in the case of the Company, the Company Disclosure Schedule.

Section 6.3    Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries, including draft financial statements, provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or (ii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality/Non-Disclosure Agreement, dated March 27, 2008 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.4    Acquisition Proposals.

    (a)     Subject to Section 6.4(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives or its Subsidiaries’ Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, or that could reasonably be expected to lead to any inquiries or the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations relating to any Acquisition Proposal, (iii) furnish any materials to another Person regarding or in connection with an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or cause a Change of Recommendation, or (v) enter into any agreement or understanding regarding an Acquisition Proposal. Subject to Section 6.4(b), from the date hereof the Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. The Company shall apprise its Representatives, Subsidiaries and Subsidiaries’ Representatives of this restriction, and the Company shall ensure that the terms hereof are complied with by such Subsidiaries and Representatives.

    (b)     Notwithstanding anything to the contrary contained in Section 6.4(a) if at any time prior to the Company Shareholders Meeting the Company receives an Acquisition Proposal which (i) the board of directors of the Company or Special Committee determines constitutes a Superior Proposal, or (ii) the board of directors of the Company or the Special Committee determines in good faith in consultation with its outside legal advisers and nationally recognized financial adviser could reasonably be likely to result in a Superior Proposal and that the evaluation of such Acquisition Proposal is reasonably required by the board’s fiduciary duties to the Company’s shareholders under applicable Law, the Company may, in response to such Acquisition Proposal (provided such Acquisition Proposal did not result from a breach by it of Section 6.4(a), Section 6.4(b) or Section 6.4(c)), (A) furnish information with respect to it and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined after consultation with its outside counsel), the benefits of the terms of which cannot be more favorable to the other party to such confidentiality agreement than those in place with Parent (“Acceptable Confidentiality Agreement”), and (B) participate in discussions and negotiations regarding such Acquisition Proposal; provided that the Company shall promptly (and in any event within twenty four hours) provide to the Parent a copy of the Acceptable Confidentiality Agreement and all other information provided to the Person making such Acquisition Proposal (unless such information has already been provided to Parent). From and after the date hereof, if the Company has received an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal, it shall promptly advise Parent orally and in writing of such Acquisition Proposal or inquiry, the identity of the Person who made such Acquisition Proposal or inquiry, any request for information, and the material terms and conditions of such request, inquiry, or Acquisition Proposal, and shall keep Parent promptly and reasonably informed of the status and details of any Acquisition Proposal or inquiry.

    (c)     The Company agrees that, except as provided below with respect to a Superior Proposal, the Company’s board of directors shall recommend that the holders of Common Stock vote to approve the Agreement and the Merger (“Company Recommendation”).

Except as expressly permitted by this Section 6.4(c), neither the board of directors of the Company, nor any committee thereof (including the Special Committee) shall cause, permit or take, or permit any Company Representative, Subsidiary or Subsidiary Representative to permit or take, any action which would be a Change of Recommendation. For purposes of this Agreement, “Change of Recommendation” shall mean any of the following: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Company Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other transactions contemplated hereby, or failure of Company to include the Company Recommendation in the Proxy Statement; (ii) the Company’s board of directors taking of a neutral position with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become broadly known to Persons other than the Company, Parent, the party making the Acquisition Proposal, and their respective Representatives after a reasonable amount of time has elapsed for the Company’s board of directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become broadly known to Persons other than the Company, Parent, the party making the Acquisition Proposal, and their respective Representatives), provided that for purposes of this Section 6.4(c)(ii) the Company’s acknowledgement of receipt of an Acquisition Proposal and that the Company is reviewing such Acquisition Proposal shall not constitute a Change of Recommendation only if the board of directors of the Company therein expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger; (iii) failure of the Company’s board of directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Parent) is commenced, recommend that the Company shareholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for the Company’s board of directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Company Recommendation in connection with a disclosure pursuant to Section 6.4(d) or otherwise within two Business Days of a request by Parent to do so; or (iv) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders at the Company Shareholders Meeting, in response to the receipt of a written Acquisition Proposal in connection with which the Company has not breached Section 6.4(a) (subject to Section 6.4(b)), if the board of directors of the Company determines that such Acquisition Proposal is a Superior Proposal, then the board of directors of the Company may approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation (and subject to Article 8, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) with respect to such Superior Proposal); provided that (x) the Company notifies Parent in writing that it intends to effect a Change of Recommendation with respect to such Superior Proposal, with such notice specifying any material terms and conditions of such Acquisition Agreement and identifying the party making the Superior Proposal, (y) thereafter Parent is provided five (5) Business Days to negotiate, but is under no obligation with respect thereto, with the Company for amendment of this Agreement prior to making the Change of Recommendation, and (z) following such negotiation, the Company’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal.

    (d)     Nothing in this Section 6.4 shall prohibit the board of directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other applicable law, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable law and any such disclosure which would otherwise constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company, shall not be deemed to constitute such a withdrawal, change or modification with respect to the Merger for the purposes of Section 6.4(c) only if the board of directors of the Company expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger within two (2) Business Days after a request by Parent to do so. In addition, it is understood and agreed that, for purposes of this Section 6.4, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop look and listen” communication shall not constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company with respect to the Merger for the purposes of Section 6.4(c) only if the board of directors of the Company expressly publicly reaffirms in such communication its approval and recommendation of this Agreement and the Merger

Section 6.5    Employee Benefits.

    (a)     As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, the employment termination, severance and other retention agreements listed in Section 4.9(a) of the Company Disclosure Schedule, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

    (b)     Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) or Affiliates following the Effective Time and in which any of the employees of the Company or its Subsidiaries (the “Employees”) participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Benefit Plan provides past service credit) as service with Parent and its Subsidiaries. Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Employee and his or her spouse and dependents under a corresponding Benefit Plan during the calendar year in which occurs the later of the Effective Time and the date on which the Employee begins participation in such Parent Plan.

Section 6.6    Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(d).

Section 6.7    Directors’ and Officers’ Insurance and Indemnification.

    (a)     From and after the Effective Time through the seventh (7th) anniversary thereof, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who immediately prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with claims or actions arising out of the fact that the Indemnified Parties were officers or directors of the Company, at least to the extent provided for by the Company immediately prior to the Effective Time, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to indemnification. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses no less favorable than those set forth in the articles of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

    (b)     Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time customary policies of directors’ and officers’ liability insurance that contain coverage no less favorable than the coverage maintained by the Company for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement). In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may prior to the Effective Time, subject to obtaining prior written approval from Parent, purchase a six year run-off program for directors’ and officers’ liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time.

    (c)     This Section 6.7 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

    (d)     In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8    Proxy Statement. Except upon a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Shareholders Meeting”) as soon as is reasonably practicable for the purpose of approving this Agreement and the Merger, and (b) in connection with the Company Shareholders Meeting, as soon as is reasonably practicable the Company, in cooperation with Parent, shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement, solicit the shareholders’ approval of the Agreement and Merger, and furnish the information required to be provided to the shareholders of the Company pursuant to the WBCA and the Exchange Act; provided, that, if upon the date initially fixed for the Company Shareholders Meeting, the conditions set forth in Section 7.1(b) have not been met, the Company may reschedule or adjourn the Company Shareholders Meeting to such later date as the Company, in its reasonable discretion, considers to be more proximate to the probable satisfaction of such conditions; and provided further, that upon Parent’s reasonable request, the Company shall postpone the Company Shareholders Meeting for the purpose of soliciting additional shareholder proxies to be voted at the Company Shareholder Meeting. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement and related SEC or Nasdaq filings, to Parent, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and related materials, and any proposed amendment or supplement thereto, prior to filing, and the Company shall in good faith consider such comments for inclusion in the Proxy Statement and/or related materials. The Company shall give Parent prompt notice of any comments on the Proxy Statement received by the SEC, and the Company, in consultation with Parent, shall promptly respond to SEC comments, if any. So long as the Company’s board of directors shall not have effected a Change of Recommendation, the Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement.

Section 6.9    Resignation of Directors. The Company shall use, and shall cause the Company Subsidiaries to use, commercially reasonable efforts to assist in effecting the resignations of the directors of the Company and Company Subsidiaries effective on the Effective Time.

Section 6.10    Best Efforts.

    (a)     Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; in each instance set forth in (i)—(viii) above to the extent permitted by Law. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. In addition, the Company shall use its best efforts to promptly obtain all consents or approvals required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, any third-party agreement, contract or any other instrument to which the Company is a party or to which it or any of its properties or assets are subject; provided, however, that the Company shall not be required to agree to any term or provision in any such consent or approval required hereby not conditioned on the Closing occurring; provided, further, with respect to the foregoing, Parent and Merger Sub shall be permitted to work with the Company and facilitate the Company’s efforts to obtain such consents, and the Company shall provide to Parent timely updates as to the status of consents and Parent shall be entitled to review and approve any proposed consent, such approval not to be unreasonably withheld.

    (b)     Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall give prompt notice to the other of any written notice or other communication from any Governmental Entity in connection with the Merger.

ARTICLE 7

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

    (a)     this Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the WBCA;

    (b)     no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling enjoining or otherwise preventing the consummation of the Merger substantially on the terms contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any legal requirement which has the effect of making the consummation of the Merger illegal and no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have initiated or overtly threatened any legal proceeding challenging or seeking to restrain or prohibit the consummation of the Merger; and

    (c)     any applicable waiting period under the HSR Act or any material antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

    (a)     each of the representations and warranties of the Company shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation relating to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

    (b)     the Company shall have complied with and performed in all material respects its covenants and obligations hereunder required to be complied with or performed by it at or prior to the Closing;

    (c)     Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

    (d)     from the date of this Agreement through the Effective Time there shall not have occurred a Company Material Adverse Effect; provided, however, a Company Material Adverse Effect shall not be deemed to have occurred solely for purposes of this Section 7.2(d) if the fact, change, event, factor, condition, circumstance, development or effect giving rise to such Company Material Adverse Effect has been fully remedied, such that no remaining impact therefrom is present, all as determined by Parent in good faith.

    (e)     The Rights Agreement shall have been terminated or, if not terminated, Parent shall have received a certificate signed by an officer of the Company that such Rights Agreement does not apply to the Merger; and

    (f)     not more than 15% of the Company’s shareholders shall have exercised dissenter’s rights.

Section 7.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

    (a)     (i) each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.11 and Section 5.12 shall be true and accurate as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Article 5 (other than in Sections 5.11 and Section 5.12) shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation relating to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

    (b)     each of Parent and Merger Sub shall have complied with and performed in all material respects all of the respective covenants and obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

    (c)     the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.10(a).

ARTICLE 8

TERMINATION

Section 8.1    Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

    (a)     by the mutual consent of the Company and Parent;

    (b)     by either the Company or Parent:

  (i) if the Merger shall not have occurred on or prior to January 1, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(a) (solely in the case where the Company Shareholders Meeting has not been held by such date) or Section 7.1(c), then the Company or Parent may extend the Termination Date to January 31, 2009;

  (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied in all material respects with its obligations under Section 6.10(a);

  (iii) if the Company Shareholders Meeting shall have concluded without the approval of this Agreement and the Merger by the Company’s shareholders having been obtained in accordance with the WBCA; provided, the right to terminate shall not be available to the Company where the failure to obtain the approvals shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement; or

  (iv) if the Company’s board of directors shall have effected a Change of Recommendation or approved or recommended, or proposed publicly to approve or recommend, any Superior Proposal, or permitted the Company to enter into an Acquisition Agreement related to a Superior Proposal; provided, nothing herein shall permit the Company to exercise its right to terminate if it is in material breach of its obligations pursuant to Section 6.4;

    (c)     by the Company upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c); provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if it has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing conditions set forth in Section 7.2(a) and Section 7.2(b) not being satisfied

    (d)     by Parent:

  (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing condition set forth in Section 7.3(a) and Section 7.3(b) not being satisfied; or

  (ii) if the Company or any of its Subsidiaries or their respective Representatives shall have failed to comply with the provisions set forth in Section 6.4 of the Agreement in any material respect.

Section 8.2    Effect of Termination.

    (a)     In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.2, Article 9 and the last sentence of Section 6.3), and there shall be no liability on the part of the Guarantor, Parent, Merger Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to the Guarantor, Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article 9 and the last sentence of Section 6.3. Nothing contained in this Section 8.2 shall relieve the Guarantor, Parent, Merger Sub or the Company from liability for any fraud or willful breach of any representation, warranty, covenant, obligation or other provision of this Agreement or the Confidentiality Agreement.

    (b)     In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i), then the Company shall make a nonrefundable cash payment to Parent in an amount equal to the lesser of (i) $2,000,000 or (ii) the aggregate amount of all out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) (such lesser amount, herein, the “Expense Amount”). The Expense Amount shall be made by the Company to the Parent within two Business Days following request from Parent for payment containing reasonable evidence of such costs and expenses.

    (c)     In the event that:

  (i) this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iv);

  (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii); or

  (iii) (A) after the date of this Agreement, the Company (directly or through its Representatives) shall have exercised its right to negotiate or discuss an Acquisition Proposal pursuant to Section 6.4 or an Acquisition Proposal shall have been publicly announced and, in either case, such Acquisition Proposal is not withdrawn or terminated (publicly withdrawn or terminated with respect to a publicly announced Acquisition Proposal), on or before the fifth (5th) Business Day prior to the Company Shareholders Meeting with respect to a termination pursuant to Section 8.1(b)(iii) or on or before the date of termination with respect to a termination pursuant to Section 8.1(b)(i), (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (C) at the time of such termination neither Parent nor Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement in any material respect, and (D) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated; provided, however, that for purposes of clause (D) of this Section 8.2(c)(iii), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”, then the Company shall promptly pay to Parent (in immediately available funds) the Termination Fee. The Termination Fees shall be paid by Company to Parent within five (5) business days following a termination pursuant to Section 8.1(b)(iv) or Section 8.1(d)(ii), and within five (5) business days following the consummation of an Acquisition Proposal upon a termination pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); provided that any Expense Amount paid shall be deducted from the Termination Fee. Such payment of the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub in the case of such termination and, upon payment of such Termination Fee, the Company and its Affiliates shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for willful breach or fraud. The “Termination Fee” shall equal $4,900,000.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Section 9.2    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

    (a)     if to Parent, Merger Sub or the Guarantor, to:

     Open Text Corporation

     100 Tri-State International Parkway

     Third Floor

     Lincolnshire, Illinois 60609

     Facsimile: (847) 267-8049

     Attention: General Counsel

    with a copy to:

     McKenna Long & Aldridge LLP

     303 Peachtree Street

     Suite 5300

     Atlanta, Georgia 30308

     Facsimile: 404-527-4198

     Attention: David K. Brown, Esq.

    (b)     if to the Company, to:

     Captaris, Inc.

     301 116th Avenue SE, Suite 400

     Bellevue, Washington 98004

     Facsimile: 425-638-1500

     Attention: General Counsel

    with a copy to:

     Perkins Coie LLP

     1201 Third Avenue, Suite 4800

     Seattle, Washington 98101

     Facsimile: 206-583-8500

     Attention: Andrew Bor, Esq.

     and

     Simpson Thacher & Bartlett LLP

     2550 Hanover Street

     Palo Alto, California 94304

     Facsimile: 650-251-5002

     Attention: Peter Malloy, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article 4 calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, only so long as it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representation and warranty. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including, for the avoidance of doubt, (i) communications in connection with the preparation of this Agreement and the other agreements contemplated herein, and (ii) prior written drafts of this Agreement) and (b) except for (i) the provisions set forth in Section 6.7 of this Agreement, (ii) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options or RSUs to receive the Option Consideration or RSU Consideration, as applicable, at the Effective Time are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Company shall be entitled to pursue and recover damages suffered by its shareholders, to the full extent as if such shareholders were parties hereto, in the event of Parent or Merger Sub’s breach of this Agreement or fraud. For the avoidance of doubt, it is the parties’ intent that no term contained in or omitted from any prior written draft of this Agreement or any other agreement contemplated herein be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties.

Section 9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9    Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Illinois; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Illinois or any Illinois state court in any other court or jurisdiction.

Section 9.10    Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9 without bond or other security being required.

Section 9.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Merger Sub may assign this Agreement to another wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.12 shall be null and void.

Section 9.13    Expenses. Except as provided in Section 8.2(b) above, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.14    Currency. All payments hereunder or contemplated by this Agreement shall be paid in United States currency.

Section 9.15    Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16    Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17    Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE GUARANTOR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.18    Guarantee.

      (a)     Guarantee. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Parent, Merger Sub and the Surviving Corporation under this Agreement and the Confidentiality Agreement (the “Buyer Obligations”) and shall take any and all action necessary to cause Parent, Merger Sub and the Surviving Corporation to perform the Buyer Obligations (collectively, the “Guarantee”). The Guarantee shall be deemed to include the Guarantor’s obligation to satisfy any and all present and future payment obligations of Parent, Merger Sub and the Surviving Corporation arising in connection with this Agreement and the Confidentiality Agreement, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Guarantee constitutes an absolute, unconditional, irrevocable and continuing guarantee of payment by and performance of Parent, Merger Sub and the Surviving Corporation, and the Guarantor shall be liable for any breach of any of the Buyer Obligations. The Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successor and assigns until all Buyer Obligations have been satisfied in full.

    (b)     No Impairment. The Guarantor’s obligations under the Guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment and performance in full of the Buyer Obligations) and shall not be subject to any defense, counterclaim, set-off or deduction and, shall remain in full force and effect without regard to, and shall not be released, impaired or discharged by any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever that might constitute a legal or equitable discharge or defense in, any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor, Parent, Merger Sub or the Surviving Corporation or their respective properties or their creditors or any action taken by any trustee or receiver or by any court in any such proceeding.

    (c)     Waiver. The Guarantor unconditionally waives: (a) all notices and demands that may be required by Law or otherwise to preserve any rights against the Guarantor under the Guarantee, including notice of the acceptance of this Agreement or the Guarantee; (b) right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands; and (c) any requirement that the Company or any beneficiary pursue any rights or remedies against Parent or Merger Sub before pursuing any and all rights and remedies against the Guarantor.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Guarantor have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

“COMPANY”

CAPTARIS, INC.

By:	/s/ David P. Anastasi
Name: David P. Anastasi Title: President and CEO

“PARENT”

OPEN TEXT INC.

By:	/s/ John Trent
Name: John Trent Title: Secretary

“MERGER SUB”

OASIS MERGER CORP.

By:	/s/ John Trent
Name: John Trent Title: Secretary

“GUARANTOR” (for purposes of Section 9.18 only)

OPEN TEXT CORPORATION

By:	/s/ John Trent
Name: John Trent Title: Secretary